UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

KYTHERA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35663	03-0552903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27200 West Agoura Road,

Calabasas, California 91301

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 587-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment Filing”) amends and updates the disclosures made in the Current Report on Form 8-K filed by KYTHERA Biopharmaceuticals, Inc. (the “Company” or “KYTHERA”) on March 10, 2014 (the “Original Filing”) in which the Company disclosed its agreement to issue and sell $33.0 million of its common stock pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among the Company, the Company’s wholly-owned subsidiary, KYTHERA Holdings Ltd. (“KHL”), and Bayer Consumer Care AG (“Bayer”).  Pursuant to the Securities Purchase Agreement, the number of shares of common stock was not determinable until March 24, 2014, which was the tenth trading day after March 10, 2014, the date of the press release announcing certain rights purchase transactions (the “Rights Purchase Transactions”) among the Company, KHL and Bayer described in the Original Filing.  Further pursuant to the Securities Purchase Agreement, the issuance and sale of such shares took place on  March 31, 2014, the fifth business day following such determination date.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the Securities Purchase Agreement, on March 31, 2014, the Company issued and sold 698,103 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), to KHL, for aggregate cash consideration equal to the par value of the Shares.  As set forth in the Securities Purchase Agreement, the number of shares is equal to the number of whole shares of Common Stock determined by dividing $33.0 million by the mean of the last reported sale price of the Company’s Common Stock on The NASDAQ Global Select Market for the period beginning on the tenth trading day prior to the date of the press release announcing the Rights Purchase Transactions, or March 10, 2014, through the tenth trading day after such date, or March 24, 2013.  Pursuant to the Securities Purchase Agreement, KHL subsequently sold the Shares to Bayer in consideration for the Rights Purchase Transactions.

The foregoing description of the material terms of the Securities Purchase Agreement is subject to, and is qualified in its entirety by reference to, the Securities Purchase Agreement, a copy of which is attached as Exhibit 10.1 to the Original Filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 31, 2014	KYTHERA BIOPHARMACEUTICALS, INC.

		By:	/s/ John W. Smither
John W. Smither
Chief Financial Officer

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